As filed with the Securities and Exchange Commission on March 15, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ------------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      Under
                           THE SECURITIES ACT OF 1933

                               PIPELINE DATA INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

          Delaware                                               13-3953764
 (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                             1599 Washington Street
                               Braintree, MA 02184
                                 (781) 843-3812
--------------------------------------------------------------------------------
             (Address of registrant's Principal Executive Offices)

            Pipeline 2001-2003 Non-Statutory Stock Incentive Plan

--------------------------------------------------------------------------------
                           (Full title of the plan)

                                MacAllister Smith
                          1599 Washington Street
                           Braintree, MA  02184
                              (781) 843-3812
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                       Copies of all communications to:
                        Law Offices of Sheila G. Corvino
                              811 Dorset West Road
                              Dorset, Vermont 05251
                             (802) 867-0112


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                        Proposed       Proposed
 Title of                                maximum        maximum
securities             Amount           offering       aggregate      Amount of
   to be                to be             price        offering     registration
registered         registered(1)(2)    per share(1)(2)  price(1)         fee(1)
--------------------------------------------------------------------------------

COMMON STOCK        1,618,708        $1.18        $1,910,075        $242

COMMON STOCK        2,381,292        $0.50        $1,202,525        $153
                    ---------                     ----------        ----

TOTAL               4,000,000                     $3,355,407        $395





     (1) Estimated solely for the purpose of calculating the registration fee. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2004 Non-Statutory Stock Incentive Plan described herein as the result of any future stock split, stock dividend or similar adjustment of Pipeline Data's outstanding common stock.


     (2) These shares of common stock are offered under the Registrant's 2001-2003 Non-Statutory Stock Incentive Plan, as amended. Pursuant to Rule 457(h)(1), the filing fee for the 2,381,292 Shares of Common Stock subject to options that have been granted is calculated based upon the weighted average of the various strike prices of such shares ranging between $0.35 and $2.50, which is $1,202,525.

          Pursuant to Rule 457(h)(1), the filing fee for the 1,618,708 shares of common stock subject to options that have not yet been granted is calculated based upon the average of the bid and asked prices per Common Share on March 14, 2005, as reported on the OTC Bulletin Board, which was $1.18. per share.




           The Exhibit Index appears after the Signature Page of this registration statement.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended, (the "Securities Act") and the Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this registration statement.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this registration statement:

     (a) Pipeline Data's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission (the "Commission") on March 31, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) Pipeline Data's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 16, 2004.

     (c) The description of Pipeline's common stock, which is contained in a registration statement filed on Form SB-2, dated December 7, 2004, registration number 333-79831, as amended.

     (d) The Registrant's current reports on Form 8-K filed with the Commission; and

     (e) The Registrant's Registration Statement on Form 8-A filed with the Commission, registering the Shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

     In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Pipeline Data common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the securities that may be offered under Pipeline's 2001-2003 Non-Statutory Stock Incentive Plan, as amended, will be passed upon by Sheila G. Corvino, Esq., who has provided advice with respect to this matter and aggregate own 480,000 options to purchase Pipeline Data's Common Stock.

Item 6.   Indemnification of Directors and Officers.

     The company's Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of the company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page 6.

Item 9.   Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Braintree, state of Massachusetts, on March 15, 2005.


                                          PIPELINE DATA INC.

                                          By: /s/ MacAllister Smith
                                              ----------------------------
                                                 MacAllister Smith
                                                 Chief Executive Officer,
                                                 Director

                                              /s/ Donald Gruneisen
                                          --------------------------------
                                                 Donald Gruneisen
                                                 Chief Financial Officer,


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of Pipeline Data Inc., a Delaware corporation that is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint MacAllister
Smith and Donald Gruneisen, and each of them, their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such amendment to registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  JACK RUBINSTEIN                     Director              March 15, 2005
------------------------------------
JACK RUBINSTEIN

/s/  KEVIN WELLER                        Director              March 15, 2005
------------------------------------
KEVIN WELLER

/s/  MACALLISTER SMITH                   Director              March 15, 2005
------------------------------------
MACALLISTER SMITH

                                INDEX TO EXHIBITS

Exhibit Number                            Description
--------------                            -----------

     5.1               Opinion of Counsel regarding legality

    23.1               Consent of Independent Public Accountant

    23.2               Consent of Counsel (included in Exhibit 5.1)

    24                 Power of Attorney (Contained within Signature Page)

    99.1               Pipeline 2001-2003 Non-Statutory Incentive Stock Plan